Exhibit 10.4

Confidential

EXECUTIVE CHANGE IN CONTROL AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made by and between PQ Corporation and its wholly owned subsidiary, Potters Industries, Inc. (collectively the “Employer”), and Michael R. Imbriani (the “Employee”), dated as of the 15th day of August, 2000.

The Board of Directors of PQ Corporation (the “Board”) has determined that it is in the best interests of Employer and its shareholders to assure that Employer and its subsidiaries will have the continued dedication of Employee in his capacity as Executive Vice President, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of Employer. The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Employee’s full attention and dedication to Employer currently and in the event of any threatened or pending Change in Control, and to provide Employee with compensation arrangements upon a Change in Control that offer Employee individual financial security competitive with those of other corporations. In order to accomplish these objectives, the Board has caused Employer to enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean any one or more of the conditions described in subsections (b) through (d) below:

(a)           Definitions: For purposes of this section, the following words and phrases shall have the meanings set forth herein:

(i)            “Group” shad have the meaning prescribed by Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding, for this purpose, PQ Corporation, its subsidiaries, any employee benefit plan of PQ Corporation or its subsidiaries, and any purchaser or group of purchasers who are members of, or entities controlled by members of, the Elkinton and/or Evans families, which acquires Beneficial Ownership of voting securities of PQ Corporation.

(ii)           “Beneficial Ownership” shall have the meaning prescribed by Rule 13d-3 promulgated under the Exchange Act.

(b)           The acquisition, directly or indirectly, other than from PQ Corporation, by any person, entity or Group (a “Third Party”) of Beneficial Ownership of 35% or more of either the then outstanding shares of common stock or the combined voting power of the PQ Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; or

(c)           Individuals who, as of the date first written above, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by PQ Corporation’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director; or

(d)           Consummation of: (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the PQ Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, provided that if the acquiror is a shareholder prior to the transaction, he will be excluded from the group of shareholders for purposes of the 50% determination; (ii) a liquidation or dissolution of PQ Corporation; or (iii) the sale of all or substantially all of the assets of PQ Corporation (whether such assets are held directly or indirectly) to a Third Party.

2.             Effective Date and Employment Period.

(a)           The “Effective Date” of this Agreement shall be the closing date of an acquisition, reorganization, merger, consolidation, liquidation, dissolution or change in Incumbent Directors, as described in section 1 hereof, provided however that each of the following conditions has been met:

(i)            Employee has executed the General Release of Claims set forth in Appendix A hereto, and incorporated herein, coincidental with such Change in Control;

(ii)           Immediately prior to the Effective Date, Employee has been continuously employed by Employer in the position he held when this Agreement was made as set forth above; provided, however, that should a Change in Control occur within the twelve (12) month period following the date of Employee’s termination from employment other than for Cause (as defined herein) or for voluntary resignation, and if Employer had entered into discussions with the third party or parties who are bringing about the Change in Control prior to such termination, then Employee shall be granted the same treatment hereunder as if he had been continuously employed by Employer through the date of such Change in Control.

(b)           Prior to the Effective Date, Employee shall continue to be “at will” such that either Employer or Employee may terminate Employee’s employment without regard to any provision of this Agreement and without any obligation, or consequence hereunder, with or without advance notice, warning or cause. Further, during such period, Employee’s terms and conditions of employment shall continue to be determined in the sole discretion of Employer. Provided, however, that any termination of Employee’s employment prior to the Effective Date of this Agreement shall be subject to Employer’s termination policies and practices in effect on such date.

(c)           Upon the Effective Date, Employer hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of Employer, for the Employment Period unless such employment is terminated pursuant to section 6 hereof. For purposes of this Agreement, the “Employment Period” is the three (3) year period commencing on the Effective Date and ending on the third anniversary of such date.

3.             Position and Duties during Employment Period.

(a)           During the Employment Period, for so long as Employee shall remain employed hereunder:

(i)            Employee’s position (including status, offices and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date.

(ii)           Employee’s services shall be performed at the location where Employee was employed immediately preceding the Effective Date or any office or location less than twenty-five (25) miles from such location.

(iii)          Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of Employer and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully, diligently and efficiently such responsibilities. It shall not be a violation of this Agreement for Employee to continue to serve on existing corporate, civic or charitable boards or committees; deliver lectures, fulfill speaking engagements or teach at educational institutions; and to manage personal investments; provided, however, that such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement.

4.             Compensation and Benefits. During the Employment Period, for so long as Employee shall remain employed hereunder:

(a)           Base Salary. Employee shall receive a “Base Salary” at a monthly rate at least equal to the highest monthly base salary paid or payable to Employee by Employer during the twelve (12) month period immediately preceding the month in which the Effective Date occurs, During the Employment Period, the Base Salary shall be reviewed at least annually, and shall be increased from time to time, consistent with increases in base salary awarded in the ordinary course of business to other key executives of Employer and its subsidiaries. Once increased, the Base Salary paid to Employee shall not be reduced thereafter.

(b)           Annual Bonus. Employee shall be awarded an annual bonus under the Annual Results Compensation Plan (“ARC Plan”), or a Comparable bonus plan offered by Employer’s successor, at a level no less than Employee’s highest “percentage of aggregate salary,” as that term is used in the ARC Plan, in the five (5) year period preceding the Effective Date of this Agreement.

(c)           Retirement, Savings and Incentive Programs. Employee shall be entitled to participate in retirement, savings, profit sharing and stock option plans, including without limitation a supplemental executive retirement plan, which are Comparable to those retirement and incentive programs in which he participated in the ninety (90) day period preceding the Effective Date.

(d)           Health and Welfare Benefits. Employee and his qualifying dependents shall be entitled to participate in health and other welfare programs, including without limitation medical, dental, vision, prescription, life insurance, ‘short and long-term disability plans, which are Comparable to those health and welfare programs in which they participated in the ninety (90) day period preceding the Effective Date.

(e)           Fringe Benefits. Employee shall be entitled to fringe benefits, including without limitation holiday pay, sick leave, vacation, automobile lease, club dues and financial planning assistance, which are Comparable to such fringe benefits offered by Employer in the ninety (90) day period preceding the Effective Date. The value of the automobile lease and club dues shall be grossed up to offset any tax liability to Employee for such fringe benefits.

(f)            Comparable Benefits or Perquisites. For purposes of this section 4, the term “Comparable” shall mean that the benefits or perquisites in each of the foregoing subsections, in the aggregate, are the same or substantially the same in all material respects as those offered by Employer in the ninety (90) day period preceding the Effective Date. If such benefits or perquisites are the same or substantially the same in value, but differ in the form of benefit offered, then the benefits or perquisites shall be deemed “Comparable” for purposes of this Agreement.

If, following the Effective Date, Employer’s successor shall offer any benefit or group of benefits to key executives which are more favorable than those offered by Employer in the ninety (90) day period preceding the Effective Date, then Employee shall be entitled to the more favorable benefits or perquisites.

(g)           Benefit Terms and Conditions. Except as expressly modified herein, all other terms and conditions of Employer’s benefit plans, practices, policies and programs shall govern Employee’s eligibility for, participation and vesting in, and accrual and receipt of all employee benefits thereunder. Employer and any successor shall retain all rights as plan sponsor to amend, modify or terminate any such plan, practice, policy or program, in its sole discretion, which changes shall apply to Employee as they do to other key executives of Employer and its subsidiaries.

5.             Stock Options. Notwithstanding paragraph 3(h) of the PQ Corporation 1995 Stock Option Plan, as amended (“Stock Option Plan”), or any other Employer plan, practice, policy, agreement or program, on the calendar date immediately preceding the Effective Date, Employee shall be fully vested in all outstanding stock options, without regard to the vesting time periods set forth in the Stock Option Plan; provided, however, that in order to vest, the Total Shareholder Return between the time of the grant and the calendar date immediately preceding the Effective Date must equal or exceed the specified targets in the Stock Option Plan. All such vested options shall be immediately exercisable.

6.             Termination. Employee’s employment and this Agreement shall terminate during the Employment Period upon the occurrence of any one or more of the following events itemized in subsections (a) through (d) of this section:

(a)           Death. This Agreement shall terminate immediately upon Employee’s death.

(b)           Disability. If Employer determines in good faith that the Disability of Employee has occurred (pursuant to the definition of “Disability” set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with Employer and this Agreement shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”), provided that, within 30 days after such receipt, Employee has not returned to work to perform all essential functions of his position. For purposes of this subsection, “Disability” means a physical or mental impairment which renders Employee unable to perform each of the material duties of his regular occupation for a period of at least twenty-six (26) weeks, even with reasonable accommodation (as defined and interpreted under the Americans with Disabilities Act).

(c)           Cause. Employer may terminate Employee’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” means any one or more of the reasons set forth in subsections (i) through (iv) hereof. A termination by Employer for any other purpose, except for death or Disability, constitutes termination other than for Cause.

(i)            An act or acts of dishonesty undertaken by Employee and intended to result in substantial enrichment, at the expense of Employer, of Employee, his family or acquaintances;

(ii)           An act or acts involving moral turpitude, fraud or theft, or any act which results in the conviction of Employee of a felony;

(iii)          Repeated violations by Employee of his obligations under section 3 of this Agreement which are willful and deliberate on Employee’s part and which are not remedied in a reasonable period of time after receipt of written notice from Employer; or

(iv)          A violation by Employee of his covenants under section 8 of this Agreement relating to confidentiality and non-competition.

(d)           Good Reason. Employee may terminate Employee’s employment immediately for “Good Reason.” For purposes of this Agreement, “Good Reason” means any one or more of the reasons set forth in subsections (i) through (v) hereof. A termination by Employee for any other purpose, except death or Disability, constitutes termination other than for Good Reason.

(i)            The assignment to Employee of any duties, inconsistent with Employee’s position (including status, offices and reporting relationships), authority, duties or responsibilities as contemplated by section 3 of this Agreement, or another action by Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated or immaterial actions; provided, however, that prior to giving Notice of Termination under this subsection, Employee shall provide notice to Employer of the specific deficiency under section 3 which purports to give rise to Good Reason for termination and shall provide Employer with a period of thirty (30) calendar days to cure such deficiency;

(ii)           A failure by Employer to comply with any of the provisions of section 4 of this Agreement, excluding for this purpose isolated or immaterial actions; provided, however, that prior to giving Notice of Termination under this subsection, Employee shall provide notice to Employer of the specific deficiency under section 4 which purports to give rise to Good Reason for termination and shall provide Employer with a period of thirty (30) calendar days to cure such deficiency; and provided, further, that Employee’s acceptance and continued employment with Employer’s successor for a period of ninety (90) days shall be deemed acceptance of Comparable benefits, as defined in section 4(f) hereof, so long as the successor shall not reduce such benefits subsequent to the ninety (90) day period;

(iii)          Employer’s requiring Employee to be based at any location other than that described in section 3(a)(ii) hereof, except for travel reasonably required in the performance of Employee’s responsibilities;

(iv)          Any purported termination by Employer of Employee’s employment other than for Cause, Disability or death, as permitted by this Agreement; or

(v)           Any failure by Employer to comply with and satisfy section 9(c) of this Agreement relating to successorship.

(e)           Notice of Termination. Any termination by Employer of Employee’s employment for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto, after all conditions precedent stated in the preceding subsection have been met, and shall be given in accordance with the Notice provisions of this Agreement. A “Notice of Termination” means a written notice which includes all of the following: (i) the specific termination provision in this Agreement relied upon, (ii) the facts and circumstances, set forth in reasonable detail, claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (iii) the Date of Termination (as defined below).

(f)            Date of Termination. “Date of Termination” means:

(i)            In the case of death, immediately upon the death of the Employee;

(ii)           In the case of termination for Disability, the Disability Effective Date;

(iii)          In the case of termination by Employer for Cause, the date Employee receives the Notice of Termination or such later date as may be specified therein; or

(iv)          In the case of termination by Employee for Good Reason, the date Employer receives the Notice of Termination or such later date as may be specified therein.

7.             Obligations of Employer upon Termination.

(a)           If Employee’s employment is terminated upon the Effective Date or at any time during the Employment Period, the consequences of such termination shall be as follows:

(i)            Termination for Death, Disability or Cause; Termination by Employee Other than for Good Reason. If Employee’s employment is terminated by reason of Employee’s death or Disability, by Employer for Cause or by Employee other than for Good Reason, then this Agreement shall terminate, and Employee shall be entitled only to those benefits set forth in Appendix B hereto.

(ii)           Termination for Good Reason; Termination by Employer Other than for Death, Disability or Cause. If Employee’s employment is terminated by Employee for Good Reason or by Employer other than for death, Disability or Cause, then Employee shall be entitled to those benefits set forth in Appendix C hereto.

(b)           This Agreement shall expire, and all entitlement to benefits hereunder shall cease, upon the earlier of: (i) the end of the Employment Period, provided that Employee remains employed on that date (subject to the provisions of subsection (c) of this section); (ii) the payment to Employee of the benefits described in the applicable Appendix B or C, provided that Employee’s employment has been terminated prior to the end of the Employment Period; or (iii) the first day of the calendar month coincident with or immediately following Employee’s sixty-fifth (65th ) birthday.

(c)           In the event Employee’s employment continues through the entire Employment Period, and subsequently is terminated after the Employment Period has expired, Employee shall be entitled to benefits under the successor’s termination policies and practices then in effect, if any, which are applicable to similarly situated executives, and, to the extent years of service are used to determine such entitlement, the entitlement shall be based on Employee’s years of service in the employ both of Employer and Employer’s successor.

8.             Employee’s Covenants.

(a)           Basis for Covenants. Executive agrees and acknowledges that he occupies a position of substantial confidence and trust with Employer and, in such position, that he has access to Confidential Information. Employee further agrees and acknowledges that the nature and periods of restrictions imposed by the following covenants are fair, reasonable and necessary to protect and preserve for Employer its legitimate and protectible interests and that such restrictions will not prevent Employee from earning a livelihood. Employee agrees that Employer would sustain an irreparable loss and damage if Employee were to breach the covenants and that the covenants are made as an inducement to enter, and have been relied upon by Employer in entering, this Agreement.

(b)           Covenant to Maintain Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of Employer all Confidential Information which shall have been obtained by Employee during Employee’s employment by Employer. At no time after termination of Employee’s employment with Employer, shall Employee, without the prior written consent of Employer, communicate or divulge any Confidential Information to anyone other than Employer and those designated by it. For purposes of this section, “Confidential Information” means any information relating to PQ Corporation or its business or to any of its parents, subsidiaries or affiliates, whether proprietary or otherwise, and treated as confidential, including without limitation, research, marketing, financial data, customer lists, financing sources and business and manufacturing methods, techniques and systems.

(c)           Confidentiality of Agreement. Employee understands and agrees he shall treat this Agreement as confidential and that he shall not disclose or divulge the terms of this Agreement to any third party, with the exception of his immediate family, his accountant or financial advisor, his attorney or the Internal Revenue Services; provided, however, that before any disclosure permitted by this subsection is undertaken, Employee shall secure the agreement of such third party to maintain this Agreement as confidential as provided herein.

(d)           Covenant Not to Compete. Employee hereby covenants and agrees that during the Employment Period and during the Severance Period, as described in Appendix C, without the prior written consent of Employer, he shall not engage, directly or indirectly, in a Competitive Activity either for his own benefit or as an officer, director, shareholder (of more than one percent), partner, proprietor, employee, agent, consultant, or independent contractor of any person or entity. For purposes of this section, “Competitive Activity” shall mean any business activity when such activity involves substantial and direct competition with any business activity or significant fine of business of Employer or its subsidiaries; provided, however, the term “Competitive Activity” shall not include Employee rendering services exclusively to a division, business unit, or affiliate of a company where such division, business unit, or affiliate is not engaged in substantial and direct competition with Employer’s business as of the date of change of control or businesses of the successor in which Employee has been employed, even if other divisions, business units, or affiliates of such company are engaged in business activities that involve such substantial and direct competition.

9.             Successors.

(a)           This Agreement is personal to Employee and, without the prior written consent of Employer, shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives in accordance with its terms.

(b)           This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

(c)           Employer will require any successor, or the successor to any successor, in a Change in Control to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.           Governing Law. The Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law provisions of that state or any other state. The parties acknowledge that they have determined that this Agreement shall not be treated as an employee welfare benefit plan as that term is defined under Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1002 (“ERISA”).

11.           Adjudication of Controversy or Claims. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled in accordance with the terms of this section.

(a)           Claims for Employee Benefits. Any controversy or claim relating to an employee benefit plan governed by ERISA referenced in section 4 or Appendices B or C of this Agreement initially shall be submitted pursuant to the administrative claims procedures established by the plan sponsor of the employee benefit plan in question. Such claims procedures shall be fully exhausted, and the determination thereunder shall be final and binding, subject to any right of review hereunder. If Employee desires further review of the final and binding administrative determination, his sole and exclusive recourse shall be pursuant to the Arbitration Procedures herein, and Employee hereby expressly waives any right of review in state or federal court or pursuant to any agency rules or regulations, including without limitation those established by the Department of Labor. Adjudication of any claim for benefits under this subsection in arbitration shall be under the arbitrary and capricious standard of review mandated by ERISA, without regard to any claim or assertion by Employee for de novo review.

(b)           All Other Claims. In the event of any controversy or claim hereunder, other than one relating to an employee benefit as set forth in the preceding subsection, the parties’ sole and exclusive recourse shall be pursuant to the Arbitration Procedures herein, and the parties hereby expressly waives any right of review in state or federal court or pursuant to any agency rules or regulations, including without limitation those established by the Department of Labor.

(c)           Arbitration Procedures. Appeals of claims under subsection (a) above, or claims or disputes initiated under subsection (b) above, shall be shall be settled by arbitration in accordance with Employment Dispute Resolution Rules of the American Arbitration Association (or such other rules as may be agreed upon by

Employee and Employer). The place of the arbitration shall be Philadelphia, Pennsylvania, or such other location as may be mutually agreed by the parties. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Such an award shall be binding and conclusive upon the parties hereto.

12.           Legal Expenses. Employer agrees to pay, to the full extent permitted by law, all reasonable attorneys’ fees and costs which Employee may reasonably incur as a result of any contest of the validity or enforceability of, or Employer’s liability under, any provision of this Agreement; provided, however, that such payment shall be made after, and only if, Employee prevails on at least one material issue raised in the proceeding following exhaustion of all rights of appeal or review.

13.           Miscellaneous.

(a)           The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)           Except as otherwise provided herein, this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Michael R. Imbriani
195 Daylesford Blvd.
Berwyn, PA 19312

If to Employer:	PQ Corporation
Southpoint Corporate Headquarters
P.O. Box 840
Valley Forge, PA 19482
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)           Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            Employee’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(g)           Except as expressly stated otherwise herein, this Agreement contains the entire understanding of Employer and Employee with respect to the subject matter hereof and supersedes any and all agreements, whether oral or written, between Employee and Employer regarding employment, terms and conditions of employment and termination of employment, including without limitation the Compensation Plan for Primary Executives and any compensation program approved by the Board of Directors for Employee.

IN WITNESS WHEREOF, Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, Employer has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Michael R. Imbriani
Michael R. Imbriani
Date: 8/18/00

PQ CORPORATION

		By	/s/ Richard D. Wood
Richard D. Wood
Chairman Board of Directors
Date: 8/15/00

Attest:	/s/ [ILLEGIBLE]
Secretary

APPENDIX A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release Agreement”) is entered into between PQ Corporation, a corporation with its principal place of business at Southpoint Corporate Headquarters, P.O. BOX 840, Valley Forge, PA 19482, and Michael a Imbriani, an individual residing at 195 Daylesford Blvd., Berwyn, PA 19312 (hereinafter referred to as “Employee”), on this                day of                   , 20     :

In consideration of the mutual promises and covenants contained herein and in the Executive Change in Control Agreement to which this Release Agreement is attached and incorporated by reference, and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

1.     General Release of Claims and Covenant Not to Sue. Employee for himself and his respective administrators, executors, agents, beneficiaries and assigns, does waive, release and forever discharge the Company (as defined below) of and from any and all Claims (as defined below). Employee agrees not to file a lawsuit to assert any such Claim. This release covers all Claims arising from the beginning of time through and including the date of a Change in Control, as defined in the Executive Change in Control Agreement, but does not cover Claims relating to the validity or enforcement of this Release Agreement.

2.     Definition of “Claims”. “Claims” includes without limitation all actions or demands of any kind that Employee now has, or may have or claim to have in the future, but excluding Claims arising out of the Executive Change in Control Agreement. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release Agreement includes without limitation all actions or demands in any way based on Employee’s employment with the Company, the terms and conditions of such employment or Employee’s separation from employment. More specifically, all of the following are among the types of Claims which will be barred by this Release Agreement:

•                  Contract Claims (whether express or implied);

•                  Tort Claims, such as for defamation or emotional distress;

•                  Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•                  Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

•                  Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar federal and state statutes and municipal ordinances governing civil rights;

•                  Claims under the Employee Retirement Income Security Act, the Family and Medical Leave Act, Fair Labor Standards Act, and state laws governing payment of wages, wages and hours, family or medical leave; and

•                  Claims for wrongful discharge.

3.     Definition of “Company”. For purposes of this Release Agreement, “Company” includes without limitation PQ Corporation, and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

4.     Employee’s Acknowledgment of Scope of Release. Employee declares and agrees that any Claims he may have incurred or sustained may not be fully known to him and may be more numerous and more serious than he now believes or expects. Further, in entering into this Release Agreement, Employee relies wholly upon his own judgment of the future development, progress and result of said Claims, both known and unknown, and acknowledges that he has not been influenced to any extent whatsoever in the making of this Release Agreement by any representations or statements regarding said Claims made by individuals or entities who are within the definition of Company above. Employee further acknowledges that he accepts the terms herein in full settlement and satisfaction of all such Claims.

5.     Effect of Release and Covenant Not to Sue. Employee is barred from asserting any of the Claims described above against the Company. If Employee does commence, join in, continue or in any other manner attempt to assert a Claim in violation of this Release Agreement, or otherwise breaches any promise made in this Release Agreement, he agrees to indemnify and hold harmless the Company from and against all losses incurred by the Company, including without limitation the Company’s costs and attorneys’ and expert fees, in defending such Claim or pursuing its rights hereunder.

6.     Acceptance of Release Agreement. Employee understands and agrees that to accept this Release Agreement, he will be required to deliver a signed and notarized copy of the Release Agreement to the General Counsel of

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PQ Corporation on the date that a Change in Control occurs, as set forth in the Executive Change in Control Agreement. Employee further understands that accepting this Release Agreement is one of the conditions precedent to the Effective Date of the Executive Change in Control Agreement.

7.     Consideration Period. Employee acknowledges that he has been provided with a period of forty-five (45) days to consider the terms of this offer. The 45- day period will run from the date this Release Agreement first was presented to him in connection with the Executive Change in Control Agreement on July 5, 2000, Employee agrees that any changes to this offer, whether material or immaterial will not restart the running of the 45-day period. Employee may take the entire 45-day period to return this Release Agreement, or a lesser period only if his decision to shorten the consideration period is knowing and voluntary and was not induced in any way by the Company.

By signing and returning this Release Agreement, Employee acknowledges that the consideration period afforded Employee a reasonable period of time to consider fully each and every term of this Release Agreement and that Employee has given the terms full and complete consideration.

8.     Revocation Period. Employee acknowledges that he shall have a period of seven (7) days after signing this Release Agreement to revoke it if he chooses to do so. If Employee elects to revoke this Release Agreement, he shall give written notice of such revocation by delivering it to the General Counsel of PQ Corporation, in such a manner that it is actually received within the seven-day period.

9.     Advice to Consult Legal Representative. Employee acknowledges that he has been advised to consult with legal counsel of his choosing regarding the meaning and binding effect of the Executive Change in Control Agreement and this Release Agreement and each and every term thereof.

10.  Certification of Understanding and Competence. Employee, intending to be legally bound hereby, certifies and warrants that he has read carefully this Release Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Employee further declares that he is competent to understand the content and effect of this Release Agreement.

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11.  Effective Date. This Release Agreement shall take effect on the first business day following the expiration of the Revocation Period, provided that Employee chooses not to revoke it.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, Employee has executed this Release Agreement.

Signed and Attested Before
Michael R. Imbriani	Me This Day
Of , in the
Year

Notary Public

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APPENDIX B

SCHEDULE OF BENEFITS:

TERMINATION FOR DEATH. DISABILITY OR CAUSE;
OR TERMINATION BY EMPLOYEE OTHER THAN FOR GOOD REASON

1.     Compensation. To the extent not theretofore paid, Employee or his estate shall be paid his full Base Salary through the Date of Termination at the rate in effect on the Date of Termination.

2.     Expenses. To the extent not already paid, any expenses incurred by Employee prior to the Date of Termination shall be paid to him or his estate.

3.     Vacation. Any accrued and unused vacation pay for the vacation year in which the Date of Termination occurs shall be paid to Employee or his estate. All other fringe benefits shall cease on the Date of Termination, including without limitation holiday pay, sick leave, automobile lease, club dues and financial planning assistance.

4.     ARC Plan. Any bonus payment to which Employee is entitled, pursuant to the terms of the ARC Plan, shall be paid to Employee or his estate in accordance with the terms of that Plan.

5.     Severance. Employee shall be ineligible for any severance benefit under the Severance Plan of PQ Corporation, Plan Number 509.

6.     Retirement, Savings and Incentive Programs. Employee and/or his beneficiaries in accordance with Employee’s legally valid elections and beneficiary designations, as the case may be, shall be entitled to all vested and accrued benefits through the Date of Termination under the terms of the then applicable retirement, savings, profit sharing and stock option plans, including without limitation a supplemental executive retirement plan.

7.     Health and Welfare Benefits. Employee’s participation, and that of his dependents, shall cease on the Date of Termination subject to any rights of conversion and continuation coverage which Employer shall be legally required to extent to Employee and/or his dependents pursuant to the terms and conditions of the then applicable health and welfare programs, including without limitation medical, dental, vision, prescription, life insurance, short and long-term disability plans.

8.     Benefit Terms and Conditions. Except as expressly modified herein, all terms and conditions of Employer’s benefit plans, practices, policies and programs shall govern Employee’s eligibility for, participation and vesting in, and accrual and receipt of all employee benefits thereunder, and Employer and any successor shall retain all rights as plan sponsor to amend, modify or terminate any such plan, practice.

policy or program, in its sole discretion, which changes shall apply to Employee as they do to other key executives of Employer and its subsidiaries.

9.     No Other Obligation. Except as set forth in this Schedule of Benefits, Employer shall have no further obligation to Employee or to his dependents, heirs, beneficiaries, descendants and legal representatives.

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APPENDIX C

SCHEDULE OF BENEFITS:

TERMINATION BY EMPLOYEE FOR GOOD REASON; OR
TERMINATION OTHER THAN FOR DEATH, DISABlLITY OR CAUSE

1.      Compensation. To the extent not theretofore paid, Employee shall be paid his Base Salary through the Date of Termination at the rate in effect on the Date or Termination.

2.      Severance. If Employee’s Date of Termination occurs upon the Effective Date of this Agreement or at any time during the Employment Period, then Employee shall receive a payment equal to the product of (a) Employee’s Base Salary on the Date of Termination and (b) the lesser of thirty-six (36) months or the number of months between the Date of Termination and the first day of the calendar month coincident with or immediately following. Employee’s sixty-fifth (65th) birthday (defined as the “Severance Period”).

The foregoing severance benefits shall be paid in lieu of any severance payment for which Employee otherwise may be eligible under the Severance Plan of PQ Corporation, Plan Number 509 (the “Severance Plan”), it is agreed that severance benefits paid under this Schedule of Benefits shall constitute a “separate policy” disallowing severance pay under the Severance Plan, as provided in section 2.1(b)(6) thereof.

3.     Expenses. To the extent not already paid, any expenses incurred by Employee prior to the Date of Termination shall be paid to him.

4.     Fringe Benefits. Employee shall be paid for any accrued and unused vacation time for the calendar year in which the Date of Termination occurs. In addition, during the Severance Period, Employee shall be permitted to continue the automobile lease and to continue receiving payment for club dues and financial planning assistance, in effect on the Date of Termination, as if Employee had continued in active employment. The value of the automobile lease and club dues shall continue to be grossed up to offset any tax liability to Employee for these fringe benefits.

5.    ARC Plan. Notwithstanding any other provision of the ARC Plan or a Comparable bonus plan offered by Employer’s successor, Employee shall receive a bonus payment for the calendar year in which the Date of Termination falls and any succeeding calendar year during the Severance Period on a pro-rated basis, based on Employee’s highest “percentage of aggregate salary,” as that term is used in the ARC Plan, in the five (5) year period preceding the Date of Termination of this Agreement.

6.     Profit Sharing, Retirement and Savings Plans. During the Severance Period, Employee shall continue to be entitled to participate in and earn service credit under Employer’s profit sharing, retirement and savings plans, including without limitation a defined benefit pension plan, a retirement savings plan (including the employer matching contribution) and a supplemental executive retirement plan, or such comparable plans that may be maintained by Employer’s successor, as if Employee had continued in active employment.

If and to the extent that such participation and service credit under the aforementioned plans shall not be payable or provided for the Severance Period, or any portion thereof, because Employee no longer is an active employee or for any other reason, Employer itself shall, to the extent necessary, provide for payment of such benefit to Employee. The benefit payable hereunder may be paid by Employer, at its option, in a single payment equal to the present value of such benefits and, assuming for retirement purposes, that Employee retired at age 55 or such later age as Employee may have attained on the Date of Termination.

If, at the end of the Severance Period, Employee shall be eligible to retire under the terms of the then applicable retirement and savings plans, he shall be deemed to have retired and shall be eligible for any and all benefits and rights provided to retirees under Employer’s retirement and health and welfare programs.

7.     Stock Incentive. Upon the Date of Termination, Employee shall have all rights and entitlements then available to him under the applicable stock option plan.

8.     Health and Welfare Benefits. During the Severance Period, Employee’s participation, and that of his eligible dependents, shall continue in Employer’s health and other welfare plans, including without limitation medical, dental, vision, prescription, life insurance, short and long-term disability plans, or such comparable plans that may be maintained by Employer’s successor, as if Employee had continued in active employment.

If and to the extent that continued participation shall not be permitted under the terms of any such health and welfare plan for the Severance Period, or any portion thereof, because Employee no longer is an active employee or for any other reason, Employer itself shall, to the extent necessary, provide for payment to Employee in an amount equivalent to Employee’s cost of obtaining such benefit coverage. The benefit(s) payable hereunder may be paid by Employer, at its option, in a single payment equal to the present value of such benefits.

9.     Payments Due. All payments under this Schedule of Benefits shall be tendered to Employee in a single, lump sum payment within thirty (30) calendar days of the Date of Termination. If any payment hereunder should require additional time to determine, then all other payments shall be made within the thirty (30) calendar day period, and such additional payment(s) shall be tendered to Employee within five (5) calendar days of their determination.

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10.   Gross-Up Payments Pursuant to Internal Revenue Code.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes and any Excise Tax imposed upon the Gross-Up Payment). Employee shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)           Subject to the provisions of subsection (e) hereof, all determinations required to be made under this section, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm then used by PQ Corporation, or its successor, or such other firm of independent accountants engaged to audit Employer’s financial statements (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days after the Date of Termination or such earlier time as is requested by Employer. Any determination by the Accounting Firm shall be binding upon Employer and Employee.

(c)           The initial Gross-Up Payment, if any, as determined pursuant to this section, shall be paid to Employee within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return.

(d)           As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to this section, and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

(e)           The Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Employee knows of such claim, and shall advise Employer of the nature of such claim and the date on which such claim is requested to

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be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)    Give Employer any information reasonably requested by Employer relating to such claim.

(ii)   Take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer.

(iii)  Cooperate with Employer in good faith in order effectively to contest such claim, and

(iv)  Permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, Employer shall control all proceedings taken in connection with such contest and, in its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, in its sole discretion, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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(f) If, after the receipt by Employee of an amount advanced by Employer pursuant to subsection (e), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer’s complying with the requirements of subsection (e)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to subsection (e), a determination is made that Employee shall not be entitled to any refund with respect to such claim, and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

11.   Benefit Terms and Conditions. Except as expressly modified herein, all terms and conditions of Employees benefit plans, practices, policies and programs shall govern Employee’s eligibility for, participation and vesting in, and accrual and receipt of all employee benefits thereunder, and Employer and any successor shall retain all rights as plan sponsor to amend, modify or terminate any such plan, practice, policy or program, in its sole discretion, which changes shall apply to Employee as they do to other key executives of Employer and its subsidiaries.

12.   No Other Obligation. Except as set forth in this Schedule of Benefits, Employer shall have no further obligation to Employee or to his dependents, heirs, beneficiaries, descendants and legal representatives.

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